QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma financial data presented below are derived from the historical consolidated financial statements of Boise Cascade Corporation (Boise) and OfficeMax, Inc. (OfficeMax) and have been adjusted to give effect to Boise's acquisition of OfficeMax. The unaudited pro forma condensed combined financial statements use the purchase method of accounting, with Boise treated as the acquirer and as if the merger had been completed on September 30, 2003, for purposes of the unaudited pro forma condensed combined balance sheet information, and as if it had occurred on January 1 of each period presented for purposes of the unaudited pro forma condensed combined income statement information. Boise's fiscal year ends on December 31 and OfficeMax's fiscal year ended on the Saturday prior to the last Wednesday in January. For purposes of preparing the unaudited pro forma information, Boise used OfficeMax's balance sheet as of October 25, 2003, and statements of income (loss) for the year ended January 25, 2003, and the 39 weeks ended October 25, 2003.

        The unaudited adjustments described in Note 3 of the unaudited pro forma condensed combined financial statements are based on available information and assumptions that Boise believes are reasonable. However, Boise has not finalized the valuation studies necessary to estimate the fair values of the assets Boise acquired and the liabilities Boise assumed in the acquisition and the related allocation of purchase price. Boise has allocated the total purchase price to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. Independent valuation specialists are assisting Boise in determining the fair value of a portion of these assets and liabilities.

        The unaudited pro forma condensed combined financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that Boise would have reported had the acquisition been completed as of the dates presented, and should not be taken as representative of Boise's future consolidated results of operations or financial position. Boise expects to incur integration and reorganization costs. In accordance with the provisions of Emerging Issues Task Force (EITF) No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" those costs related to the acquired OfficeMax operations that have no future benefit will be recorded as a purchase liability. Boise has not finalized plans for the integration actions it will take. Accordingly, this pro forma information does not include all costs related to such integration. When such costs are determined, they will increase the amount of goodwill recorded in the merger. Other integration and reorganization costs will be accounted for as expenses when incurred. Boise also expects to realize operating efficiencies. The pro forma information does not reflect these potential expenses and efficiencies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2003
(in thousands)

	Boise	OfficeMax	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
	September 30, 2003	October 25, 2003
ASSETS
Current
Cash and cash equivalents	$94,544	$143,346	$(31,152)	(A)	$206,738
Receivables, less allowances	576,817	114,693	29,513	(A)	721,023
Inventories	643,391	936,313	(76,382)	(B)	1,503,322
Deferred income taxes	59,073	—	85,705	(C)	144,778
Other	36,943	34,448	(15,573)	(D)	55,818

	1,410,768	1,228,800	(7,889)		2,631,679

Property
Property and equipment, net	2,504,642	296,217	49,779	(E)	2,850,638
Timber, timberlands, and timber deposits	319,470	—	—		319,470

	2,824,112	296,217	49,779		3,170,108

Goodwill	420,715	290,495	(290,495)	(F)	1,026,193
			605,478	(G)
Intangible assets, net	25,056	—	191,800	(H)	216,856
Investments in equity affiliates	39,992	—	—		39,992
Other assets	346,187	15,316	2,205	(I)	363,708

Total assets	$5,066,830	$1,830,828	$550,878		$7,448,536

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2003
(in thousands)

	Boise	OfficeMax	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
	September 30, 2003	October 25, 2003
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Short-term borrowings	$7,167	$—	$—		$7,167
Current portion of long-term debt	77,949	133	—		78,082
Income taxes payable	6,181	—	—		6,181
Accounts payable	555,843	502,632	—		1,058,475
Accrued liabilities	392,550	333,925	55,253	(J)	781,728

	1,039,690	836,690	55,253		1,931,633

Debt
Long-term debt, less current portion	1,517,049	1,281	80,222	(K)	2,114,465
			515,913	(L)
Guarantee of ESOP debt	40,504	—	—		40,504
Adjustable conversion-rate equity security units	172,500	—	—		172,500

	1,730,053	1,281	596,135		2,327,469

Other
Deferred income taxes	174,683	—	(20,358)	(C)	100,004
			(54,321)	(M)
Other long-term liabilities	710,988	152,673	(66,102)	(N)	849,795
			14,529	(O)
			53,692	(P)
			(15,985)	(Q)

	885,671	152,673	(88,545)		949,799

Minority interest	—	20,047	—		20,047

Shareholders' equity
Preferred stock
Series D ESOP	185,910	—	—		185,910
Deferred ESOP benefit	(40,504)	—	—		(40,504)
Common stock	148,872	869,405	(869,405)	(R)	217,164
			68,292	(S)
Deferred stock compensation	(27,787)	(191)	191	(R)	(27,787)
Additional paid-in capital	505,079	—	739,880	(S)	1,244,959
Retained earnings (deficit)	926,039	(6,722)	6,722	(R)	926,039
Accumulated other comprehensive income (loss)	(286,193)	(3,716)	3,716	(R)	(286,193)
Treasury stock at cost	—	(38,639)	38,639	(R)	—

Total shareholders' equity	1,411,416	820,137	(11,965)		2,219,588

Total liabilities and shareholders' equity	$5,066,830	$1,830,828	$550,878		$7,448,536

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (LOSS)
Nine Months Ended September 30, 2003
(in thousands, except per share amounts)

	Boise	OfficeMax	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
	Nine Months Ended September 30, 2003	39 Weeks Ended October 25, 2003
Sales	$5,892,828	$3,558,739	$—		$9,451,567
Costs and expenses	5,791,727	3,547,173	(3,008)	(A)	9,344,300
			5,725	(B)
			2,683	(C)

Income from operations	101,101	11,566	(5,400)		107,267
Interest expense	(94,911)	(2,443)	(29,918)	(D)	(127,272)
Other	3,602	—	—		3,602

Income (loss) before income taxes and minority interest	9,792	9,123	(35,318)		(16,403)
Income tax (provision) benefit	415		13,739	(E)	10,605
			(3,549)	(F)

Net income (loss) before minority interest	10,207	9,123	(25,128)		(5,798)
Minority interest, net of income tax	—	(1,980)	—		(1,980)

Net income (loss)	$10,207	$7,143	$(25,128)		$(7,778)

Net income (loss) per common share
Basic	$0.01	$0.06		Note 4	$(0.20)

Diluted	$0.01	$0.06			$(0.20)

Shares used in calculating earnings per share
Basic	58,334	126,138			85,651

Diluted	58,334	128,493			85,651

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (LOSS)
Year Ended December 31, 2002
(in thousands, except per share amounts)

	Boise	OfficeMax	Pro Forma Adjustments	Note 3 Reference	Pro Forma Combined
	Year Ended December 31, 2002	Fiscal Year Ended January 25, 2003
Sales	$7,412,329	$4,775,563	$—		$12,187,892
Costs and expenses	7,294,030	4,750,918	(4,233)	(A)	12,053,736
			8,002	(B)
			5,019	(C)

Income from operations	118,299	24,645	(8,788)		134,156
Interest expense	(131,713)	(5,980)	(40,416)	(D)	(178,109)
			—
Other	1,200	—	—		1,200

Income (loss) before income taxes and minority interest	(12,214)	18,665	(49,204)		(42,753)
Income tax (provision) benefit	23,554	57,500	19,141	(E)	35,434
			(7,261)	(F)
			(57,500)	(G)

Net income (loss) before minority interest	11,340	76,165	(94,824)		(7,319)
Minority interest, net of income tax	—	(2,441)	—		(2,441)

Net income (loss)	$11,340	$73,724	$(94,824)		$(9,760)

Net income (loss) per common share
Basic	$0.03	$0.60		Note 4	$(0.27)

Diluted	$0.03	$0.59			$(0.27)

Shares used in calculating earnings per share
Basic	58,216	123,817			85,533

Diluted	58,216	125,109			85,533

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.    Basis of Presentation

        The unaudited pro forma condensed combined financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the merger and adjustments described in these footnotes. The unaudited pro forma condensed combined financial statements use the purchase method of accounting, with Boise treated as the acquirer and as if the merger had been completed on September 30, 2003, for purposes of the unaudited pro forma condensed combined balance sheet information and as if it had occurred on January 1 of each period presented for purposes of the unaudited pro forma condensed combined statements of income (loss) information. Boise's fiscal year ends on December 31 and OfficeMax's fiscal year ended on the Saturday prior to the last Wednesday in January. For purposes of preparing the pro forma information, Boise used OfficeMax's balance sheet as of October 25, 2003, and statements of income (loss) for the fiscal year ended January 25, 2003, and the 39 weeks ended October 25, 2003. For the nine months ended September 30, 2003, Boise's Statement of Income is presented before the cumulative effect of accounting changes, which totaled a net charge of $8.8 million or 15 cents per basic and diluted share.

        The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the merger actually taken place at the dates indicated and do not purport to be indicative of the effects that may be expected to occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements contained in Boise's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as filed on November 13, 2003, and Boise's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed on March 4, 2003.

        The pro forma condensed combined financial statements of Boise and OfficeMax are prepared in accordance with accounting principles generally accepted in the United States of America.

2.    Acquisition of OfficeMax

        On December 9, 2003, Boise completed its acquisition of OfficeMax. Boise paid OfficeMax shareholders $1.3 billion for the acquisition, paying 60% of the purchase price in Boise common stock and 40% in cash. OfficeMax shareholders had the opportunity to elect to receive cash or stock for their OfficeMax shares. Each shareholder's election was subject to proration, depending on the elections of all OfficeMax shareholders. As a result of this proration, OfficeMax shareholders electing Boise stock received approximately .230419 share of Boise stock and $3.1746 in cash for each of their OfficeMax shares. Fractional shares were paid in cash. OfficeMax shareholders electing cash or who had no consideration preference, as well as those shareholders who made no effective election, received $9.333 in cash for each of their OfficeMax shares. After the proration, the $1.3 billion paid to OfficeMax shareholders consisted of $486.7 million in cash and the issuance of 27.3 million Boise common shares valued at $808.2 million. The value of the common shares issued was determined based on the average market price of Boise's common shares over a 10-day trading period before the acquisition closed on December 9, 2003.

        The aggregate consideration paid for the acquisition was as follows (in millions):

Fair value of Boise common stock issued	$808.2
Cash consideration for OfficeMax common shares exchanged	486.7
Transaction costs	20.0

1,314.9
Debt assumed by Boise	81.6

Aggregate estimated merger consideration	$1,396.5

        Debt assumed by Boise relates primarily to two synthetic leases for PowerMax distribution facilities. OfficeMax leased the facilities from variable interest entities. Prior to the effective date of the Financial Accounting Standards Board's Interpretation No. 46 (Revised), "Consolidation of Variable Interest Entities," these leases were accounted for as operating leases. Boise will consolidate the assets and liabilities related to these facilities. Accordingly, the assets and liabilities have been reflected in this pro forma financial information at estimated fair values as if they were already consolidated.

        The cash portion of the merger consideration was funded by proceeds from Boise's offering of $500 million in aggregate principal amount of senior notes which closed in October 2003 and $150 million borrowed by Boise under an unsecured credit agreement with 13 major financial institutions, which closed in December 2003.

        As of October 25, 2003, OfficeMax had an income tax valuation allowance of approximately $106 million, which represented a full valuation allowance of its net deferred tax assets. Based on an assessment of the pro forma tax position of the combined company, these pro forma financial statements assume that no valuation allowance is required. Accordingly, pro forma adjustments were made to record the net deferred tax assets and to record a tax provision for OfficeMax as if the valuation allowance had not been in place for the periods presented. In addition, for the fiscal year ended January 25, 2003, as a result of changes in tax laws, OfficeMax reversed a portion of the valuation allowance and recognized an income tax benefit of $57.5 million. This tax benefit was also eliminated in these pro forma financial statements.

        Boise expects to incur integration and reorganization costs in connection with the merger. In accordance with the provisions of Emerging Issues Task Force (EITF) No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination," those costs related to the acquired OfficeMax operations that have no future benefit will be recorded as purchase liabilities. Boise has not finalized plans for the integration actions it will take. Accordingly, this pro forma information does not include all costs related to such integration. It does assume that 45 acquired stores will be closed as part of the integration plan. Store closure reserves of $69.4 million are included in the pro forma adjustments. When other integration costs related to the acquired OfficeMax operations are determined, they will increase the amount of goodwill recorded in the transactions. Other integration and reorganization costs related to existing Boise operations will be accounted for as expenses when incurred. Boise also expects to realize operating efficiencies. The pro forma information does not reflect these potential expenses and efficiencies.

        The allocation of the consideration paid is as follows (in millions):

Current assets	$1,220.9
Property and equipment, net	346.0
Goodwill	605.5
Intangible assets	191.8
Other assets	8.3
Assumed liabilities	(1,057.6)

$1,314.9

        The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and the fair values of liabilities assumed. The excess of the purchase price over the fair values of assets acquired and liabilities assumed is allocated to goodwill. The purchase price allocation will remain preliminary until Boise completes a third party valuation of significant identifiable intangible assets acquired, evaluates potential integration plans to be undertaken, and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price will be completed as soon as practicable and must be completed no later than one year from the closing date of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

        The amount allocated to intangible assets has been attributed to the following categories (in millions):

Trade names	$177.0
Noncompete agreements	12.6
Customer lists and relationships	2.2

$191.8

        The trade name assets represent the fair value of the OfficeMax name and other trade names. This asset has an indefinite life and will not be amortized. All other intangible assets will be amortized on a straight-line basis over their expected useful lives. Noncompete agreements will be amortized over four to five years, and customer lists and relationships will be amortized over three to five years.

        In addition to the above intangible assets, independent valuation specialists estimated the fair value of operating leases. A portion of the acquired lease portfolio represented favorable operating leases, compared with current market conditions, and a portion represented unfavorable operating leases, compared with current market conditions. The favorable leases totaled $98.6 million and, after considering renewal periods, have an estimated weighted average life of 23 years. The unfavorable leases totaled $113.1 million and have an estimated weighted average life of nine years. The net of the favorable and unfavorable leases is recorded in "Other long-term liabilities." Both the favorable and unfavorable leases will be amortized on the straight-line basis over their respective weighted average lives.

3.    Pro forma adjustments

        The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

  Pro forma balance sheet adjustments

  (A)
  To reclassify credit card receivables from cash and cash equivalents and to reduce receivables to estimated fair values.

  (B)
  To reduce inventories to estimated fair values.

  (C)
  To reinstate OfficeMax's net current deferred tax assets which will be realized as a result of the merger.

  (D)
  To reduce other current assets to estimated fair values.

  (E)
  To reflect the step-up in property, plant, and equipment values to estimated fair values.

  (F)
  To eliminate the goodwill previously recorded on OfficeMax's books.

  (G)
  To reflect the excess of acquisition cost over the estimated fair value of net assets acquired (goodwill).

  (H)
  To reflect intangible assets arising from the acquisition.

  (I)
  To reflect deferred debt issuance costs incurred by Boise and to reduce other long-term assets to estimated fair values.

  (J)
  To reflect estimated short-term accrued liabilities arising from the acquisition including severance costs and store closure reserves.

  (K)
  To reflect debt related to synthetic leases assumed by Boise in the acquisition.

  (L)
  To reflect the issuance of new debt to finance the cash portion of the purchase price, including estimated transaction and debt issuance costs.

  (M)
  To reflect estimated net deferred tax assets arising from the purchase accounting pro forma adjustments.

  (N)
  To eliminate the OfficeMax liability recorded to adjust operating lease expense to the straight-line basis.

  (O)
  To reflect the net adjustment to record the fair value of favorable and unfavorable operating leases.

  (P)
  To reflect estimated store closure reserves, net of current portion, arising from the acquisition.

  (Q)
  To adjust other long-term liabilities to estimated fair values, primarily as a result of discounting.

  (R)
  To reflect the elimination of the shareholders' equity accounts of OfficeMax.

  (S)
  To reflect the issuance of Boise common stock as a component of the merger consideration.

  Pro Forma income statement adjustments

  (A)
  To eliminate lease expense related to the PowerMax distribution facilities synthetic leases.

  (B)
  To reflect the increase in depreciation and amortization expense due to (1) the amortization of definite lived intangible assets arising from the merger; (2) the increase in depreciation resulting from the step-up of property, plant, and equipment; (3) the increase in depreciation resulting from recording the assets of the PowerMax distribution facilities; and (4) the net amortization of the changes in the fair values of leases.

  (C)
  To reflect accretion expense arising from discounted liabilities.

  (D)
  To reflect the increase in interest expense resulting from the issuance of debt to finance the cash portion of the purchase price, including transaction costs, the assumption of the debt related to the synthetic leases, and the amortization of the deferred financing costs incurred in connection with the offering of the $500 million of senior notes. The senior notes, issued in October 2003, carry an interest rate of 6.5% for $300 million of the notes and 7.0% for $200 million of the notes. The balance of the debt was financed with our credit agreements. We have assumed a 3.3% borrowing rate on the credit agreement debt.

  (E)
  To reflect the income tax effect of the income statement entries described above at a combined state and federal effective rate of 38.9%.

  (F)
  To reflect increased income tax provision for OfficeMax at a combined state and federal effective rate of 38.9% as a result of eliminating the valuation allowance for the realizability of deferred tax assets.

  (G)
  To eliminate the tax benefit from the reversal of the valuation allowance in the fiscal year ended January 25, 2003.

4.    Pro forma loss per share

        The pro forma loss per share was calculated using 27.3 million shares of Boise common stock paid as merger consideration. For both periods presented, the calculation of diluted loss per share was antidilutive. Pro forma combined loss per share was calculated as follows (in thousands, except per share amounts):

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
Pro forma combined net loss	$(7,778)	$(9,760)
Preferred dividends	(9,744)	(13,101)

Basic and diluted net loss	$(17,522)	$(22,861)

Average historical Boise shares outstanding	58,334	58,216
Pro forma shares issued	27,317	27,317

Average pro forma shares outstanding	85,651	85,533

Basic and diluted net loss per share	$(0.20)	$(0.27)

QuickLinks

  Exhibit 99.3